Exhibit 10.3
BORGWARNER INC.
2023 STOCK INCENTIVE PLAN

Performance Stock Units Award Agreement

BorgWarner Inc., a Delaware corporation (the “Company”) hereby awards to the Employee indicated below a Performance Stock Units Award (the “Award”) under the BorgWarner Inc. 2023 Stock Incentive Plan (the “Plan”), as specified below, effective as of the Grant Date, contingent on the Employee’s acceptance of the Award within ninety (90) days of the Grant Date, according to the terms and conditions of this Performance Stock Units Award Agreement (this “Agreement”) and the Plan. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
Grant Information:
Employee Name:    [Name]
Grant Date:        February 4, 2025
Target Number of Performance Stock Units:
    (a)    [XXX] TSR Performance Stock Units
    (b)    [XXX] Relative Revenue Growth
    (c)    [XXX] Cumulative Adjusted Earnings per Share
Performance Period: January 1, 2025 to December 31, 2027
Performance Measures:
(a)    Company’s Total Stockholder Return (TSR) Percentile Rank Among Total Stockholder Return of the Peer Group Companies (Weighted at 50%)
(b)    Relative Revenue Growth (Weighted at 25%)
(c)     Cumulative Adjusted Earnings per Share (Weighted at 25%)

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Exhibit 10.3
Terms and Conditions
1.Performance Goals.
(a)The number of Performance Stock Units specified in clause (a) under “Grant Information – Target Number of Performance Stock Units” to be earned under this Agreement shall be based upon the Company’s Total Stockholder Return as compared to the Total Stockholder Return of companies in the Peer Group (identified in Exhibit A) for the Performance Period.
“Total Stockholder Return (TSR)” with respect to a company as of a given date means the percentage change in the value of the company’s stock from the Beginning
Stock Price to the Ending Stock Price calculated as the quotient of (i) the applicable
Ending Stock Price minus the applicable Beginning Stock Price, divided by (ii) the applicable Beginning Stock Price as shown below.

Total Stockholder    =    Ending Stock Price – Beginning Stock Price
    Return (“TSR”)            Beginning Stock Price
“Beginning Stock Price” with respect to any company means the average Split Adjusted closing price of such stock as reported on the New York Stock Exchange (or main listed exchange if not traded on the NYSE) during the month of December immediately prior to the first day of the Performance Period.
“Ending Stock Price” with respect to any company means the average Split Adjusted closing price of such stock as reported on the New York Stock Exchange (or main listed exchange if not traded on the NYSE) during the month of December immediately prior to the end of the Performance Period.
Finally, “Split Adjusted” closing prices will be adjusted for corporate actions including ordinary dividends, special dividends, stock dividends and stock splits.
Following the TSR determination, the Company’s Percentile Rank shall be determined as follows:

Percentile Rank		Company Rank minus one
	=	Total Number of Companies in the Peer Group
Company Rank shall be determined by listing, from highest TSR to lowest TSR, each company in the Peer Group plus the Company and counting up from the company with the lowest TSR.
The percent of the Target Number of Performance Stock Units specified in clause (a) under “Grant Information – Target Number of Performance Stock Units” earned under the Total Stockholder Return Performance Measure shall then be determined based on the following chart:
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Exhibit 10.3

Company’s Percentile Rank	Percent of Target Number of Performance Stock Units Earned
75th and above 55th 25th Below 25th	200% 100% 50% 0%

Interpolation shall be used to determine the percent of Target Number of Performance Stock Units earned in the event the Company’s Percentile Rank does not directly equal one of the ranks listed in the above chart.
Notwithstanding the above determination of units earned, in the event that the Total Stockholder Return for the Company is negative, the Percent of Target Number of Performance Stock Units earned will be limited to 100%.
(b)The number of Performance Stock Units specified in clause (b) under “Grant Information – Target Number of Performance Stock Units” to be earned under this Agreement shall be based upon the Company’s Relative Revenue Growth. For this purpose, Relative Revenue Growth is defined as the percentage by which the Company’s annual percentage change in revenue, excluding the impact of changes in foreign currency exchange rates and merger, acquisition and divestiture activity, for the Performance Period exceeds the annual percentage change in the market for the Performance Period.
The percentage change in the market will be calculated by determining the change in vehicle production over the Performance Period among the passenger car and on-highway commercial vehicle markets across the geographic markets of North America, Europe, China and Rest of World in proportion to the Company’s revenue distribution at the end of the Performance Period across those same geographic market segments.

The percent of the Target Number of Performance Stock Units specified in (b) earned under the Relative Revenue Growth Performance Measure shall then be determined based on the following chart:

BWA revenue growth above market growth over the Performance Period	Percent of Target Number of Performance Stock Units Earned
4.0% and above	200%
2.75%	100%
1.5%	50%
Less than 1.5%	0%

Interpolation shall be used to determine the percent of Target Number of Performance Stock Units earned in the event the Company’s change in revenue above the percentage
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Exhibit 10.3
change in the vehicle market does not exactly equal one of the percentages listed in the above chart.
(c)The number of Performance Stock Units specified in clause (c) under “Grant Information – Target Number of Performance Stock Units” to be earned under this Agreement shall be based upon the Company’s Cumulative Adjusted Earnings per Share calculated by adding the Adjusted Earnings per Share for fiscal years 2025, 2026 and 2027 together.
Adjusted Earnings Per Diluted Share is defined as net earnings attributable to BorgWarner Inc. adjusted to (a) eliminate the impact of restructuring expense; merger, acquisition and divestiture expense; other net expenses; discontinued operations; other gains and losses not reflective of the Company’s ongoing operations; and related tax effects; divided by (b) the weighted average shares of common stock outstanding, including dilutive shares.
The percent of the Target Number of Performance Stock Units specified in (c) earned under the Cumulative Adjusted Earnings Per Share metric shall then be determined based on the following chart:

2025 to 2027 Cumulative Adjusted EPS	Percent of Target Number of Performance Stock Units Earned
≥ $17.50	200%
$14.50	100%
$13.00	50%
< $13.00	0%

Interpolation shall be used to determine the percent of Target Number of Performance Stock Units earned in the event the Company’s Cumulative Adjusted Earnings Per Share does not exactly equal one of the dollar amounts listed in the above chart.
2.Form and Timing of Payment of Performance Stock Units. The Company shall deliver to the Employee one Share in settlement of each earned Performance Stock Unit. At the end of the Performance Period, the Committee shall determine, in its sole discretion, the number of Performance Stock Units that have been earned based on the achievement of the Performance Goals described in Section 1 of this Agreement. Except as otherwise provided in Section 4, payment shall be made as soon as administratively practicable in the year after the year in which the Performance Period ends, but in any event, no later than March 15 of the year following the year in which the Performance Period ends. Until settlement, the Performance Stock Units shall represent a mere unfunded promise to pay and shall not require the segregation of any Company assets.
3.Termination of Employment. Except as otherwise provided in this Section 3 or Section 4 or as otherwise determined by the Committee in its sole discretion, the Employee shall be eligible for payment of earned Performance Stock Units, as specified in Section 2, only if the Employee’s
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Exhibit 10.3
employment with the Company continues through the end of the Performance Period and the Employee does not give notice of the Employee’s voluntary Termination of Employment on or before the end of the Performance Period. Notwithstanding the foregoing, unless otherwise determined by the Committee, in its sole discretion, at the time of the Employee’s Termination of Employment, the following provisions shall apply.
(a)Termination for Cause. If the Employee experiences a Termination of Employment for Cause at any time prior to the payment of Shares in settlement of this Award, then the Employee shall forfeit any rights under this Award, including, for the avoidance of doubt, rights with respect to any earned Performance Stock Units.
(b)Death, Disability, Retirement, or Involuntary Termination without Cause. If the Employee experiences a Termination of Employment prior to the end of the Performance Period due to the Employee’s death, Disability, Retirement or involuntary termination without Cause, the Committee at its sole discretion, may waive the requirement that the participant must be employed by the Company through the end of the Performance Period. In such case, the Employee shall be eligible for all or a proportion of the Performance Stock Units earned (determined at the end of the Performance Period and based on actual results). Such proportion shall be calculated as follows, rounded down to the nearest whole number: (i) the total number of Performance Stock Units that the Employee would have earned absent the Employee’s Termination of Employment, calculated according to Section 1 of this Agreement multiplied by (ii) a fraction, the numerator of which equals the total number of full months that the Employee was employed during the Performance Period, and the denominator of which equals the total number of full months during the Performance Period.
(c)Effective Date of Termination of Employment. For purposes of this Agreement, any Termination of Employment shall be effective as of the earlier of (1) the date that the Company receives the Employee’s notice of resignation of employment, or (2) the date that the Employee ceases to actively provide services. In connection with the foregoing, the applicable termination date shall not be extended by any notice period mandated under local law (e.g., “garden leave” or similar period pursuant to local law), and the Company shall have the exclusive discretion to determine when the Employee is no longer actively providing services for purposes of this Award. Notwithstanding the foregoing, the Employee will be deemed to have experienced a Termination of Employment upon the Employee’s “separation from service” within the meaning of Section 409A of the Code to the extent this Award is subject to Section 409A of the Code.

4.Change in Control. In the event of a Change in Control, this Award shall be treated in accordance with Section 15 of the Plan, provided, however, that for purposes of Section 15.1(a)(5), an Employee will be considered to have terminated the Employee’s employment or service for “good reason” if the Employee’s termination either (a) meets the requirements set forth in Exhibit B attached to this Agreement or (b) constitutes a “good reason” termination under the Employee’s employment, retention, change in control, severance or similar agreement with the successor, purchaser, the Company, or any affiliate thereof, if any.
5.Stockholder Rights; Dividend Equivalents.
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Exhibit 10.3
a.No Stockholder Rights. Prior to the actual delivery of Performance Stock Units to the Employee in settlement of the Performance Stock Units awarded and vested hereunder (if any), the Employee shall have no rights as a stockholder with respect to the Stock Units or any underlying Shares, including but not limited to voting or dividend rights.

b.Dividend Equivalents. If the Company pays any cash or other dividend or makes any other distribution in respect of the Stock before the Performance Stock Units are settled in accordance with Section 2 of this Agreement, the Employee’s Performance Stock Units account shall be credited with an additional number of Performance Stock Units determined by multiplying (i) the number of Performance Stock Units credited to the Employee on the dividend record date by (ii) the dividend paid on each Share, dividing the result of such multiplication by (iii) the Fair Market Value of a Share on the dividend payment date, and (iv) rounding the result to the nearest Performance Stock Unit. Credits shall be made effective as of the date of the dividend or other distribution in respect of the Stock. Dividend equivalents credited to the Employee’s account shall be subject to the same restrictions as the Performance Stock Units in respect of which the dividends or other distribution were credited, including, without limitation, the Award’s vesting conditions, performance goals and distribution and forfeiture provisions.

6.Tax and Social Insurance Contributions Withholding. Regardless of any action the Company and/or the affiliate that employs the Employee (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility, and the Company and the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including the grant of the Performance Stock Units, the vesting or earning of the Performance Stock Units, the subsequent sale of any Stock acquired pursuant to the Performance Stock Units and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items.
Prior to the delivery of Shares upon the vesting of the Performance Stock Units, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole Shares otherwise issuable upon the vesting or earning of the Performance Stock Units that have an aggregate Fair Market Value not to exceed the maximum statutory Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the Fair Market Value of the Stock on the applicable vesting date). No fractional Shares will be withheld or issued pursuant to the grant of the Performance Stock Units and the issuance of Stock hereunder. Alternatively, the Company and/or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Employee’s salary/wages or other amounts payable to the Employee, with no withholding in Shares, or may require the Employee to remit to the Company an amount of cash sufficient to satisfy withholding relating to Tax-Related Items.
In the event the withholding requirements are not satisfied through the withholding of Shares or through the withholding from the Employee’s salary/wages or other amounts payable to the
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Exhibit 10.3
Employee, no Shares will be issued upon vesting of the Performance Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any Tax-Related Items which the Company and/or the Employer determine, in its sole discretion, must be withheld or collected with respect to such Performance Stock Units. If the Employee is subject to taxation in more than one jurisdiction, the Employee acknowledges that the Company, the Employer or another subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this grant of Performance Stock Units, the Employee expressly consents to the withholding of Shares and/or the withholding of amounts from the Employee's salary/wages or other amounts payable to the Employee as provided for hereunder. All other Tax-Related Items related to the Performance Stock Units and any Stock delivered in payment thereof are the Employee’s sole responsibility.
7.Acquisition of Shares for Investment Purposes Only. By accepting this Award, the Employee hereby agrees with the Company as follows:
(a)The Employee shall acquire the Shares issuable with respect to the Performance Stock Units granted hereunder for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “1933 Act”), and shall not dispose of any such Shares in transactions which, in the opinion of counsel to the Company, violate the 1933 Act, or the rules and regulations thereunder, or any applicable state securities or “blue sky” laws.
(b)If any Shares acquired with respect to the Performance Stock Units shall be registered under the 1933 Act, no public offering (otherwise than on a national securities exchange, as defined in the Exchange Act) of any such Shares shall be made by the Employee under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the 1933 Act; and
(c)The Company shall have the authority to include stop-transfer orders, legends or other restrictions relating to the Shares acquired hereunder referring to the foregoing.
8.Miscellaneous.
(a)Non-transferability. Performance Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or as otherwise permitted by the Company, and shall not be subject to execution, attachment or similar process. In addition, by accepting this Award, Employee agrees not to sell any shares of Stock acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.
(b)Notices. Any written notice required or permitted under this Agreement shall be deemed given when delivered personally, as appropriate, either to the Employee or to the Executive Compensation Department of the Company, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Employee at his or her address in the Company’s records or such other address as he or she may designate in writing to the Company, or to the Attention: Executive Compensation, BorgWarner Inc., at its headquarters office or such other address as the
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Exhibit 10.3
Company may designate in writing to the Employee. Notice also may be given under this Agreement to the Employee by the Company by electronic means, including e-mail or through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(c)Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
(d)Governing Law. This grant of Performance Stock Units and actions taken under the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account its conflict of laws provisions.
(e)Provisions of Plan. The Performance Stock Units provided for herein are granted pursuant to the Plan, and said Performance Stock Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement solely by reference or expressly cited herein. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Employee. If there is any conflict between the terms of this Agreement and the terms of the Plan, other than with respect to any provisions relating to Termination of Employment or Change in Control, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement to the minimum extent necessary to resolve the conflict. Notwithstanding any terms of the Plan to the contrary, the termination provisions of Section 3 and the change in control provisions of Section 4 of this Award control.
(f)Section 16 Compliance. To the extent necessary to comply with, or to avoid disgorgement of profits under the short-swing matching rules of, Section 16 of the Exchange Act, the Employee shall not sell or otherwise dispose of the Shares issued as payment for any earned Performance Stock Units.
(g)409A Six Month Delay. If the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of the Employee’s Termination of Employment, then any payment made to the Employee as a result of such Termination of Employment shall be delayed for six months following the Employee’s termination to the extent required by Section 409A of the Code.
(h)No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of the Employee at any time.
(i)Discretionary Nature of Plan; No Right to Additional Awards. The Employee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an Award or benefits in lieu of an Award.
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Exhibit 10.3
Future Awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of Shares subject to the award, and the vesting provisions.
(j)Termination Indemnities. The value of this Award is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any. As such, Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(k)Acceptance of Award. By accepting this Award, the Employee agrees to accept all the terms and conditions of the Award, as set forth in this Agreement and in the Plan. This Agreement shall not be effective as a Performance Stock Units Award if a copy of this Agreement is not signed by the Employee and returned to the Company (unless the Employee accepts this award in an alternative means approved by the Company, which may include electronic acceptance) within ninety (90) days of the Grant Date. If the Employee does not sign (or accept using alternative means approved by the Company) this Agreement within ninety (90) days from the Grant Date, the Company will cancel the Award without any requirement to provide notice to the Employee. It is solely the Employee’s responsibility to accept the Award.
(l)Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives’ successors and assigns.
(m)Amendment of the Agreement. Except as otherwise provided in the Plan, the Company and the Employee may amend this Agreement only by a written instrument signed by both parties.
(n)Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.
(o)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Units by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(p)Entire Agreement; Headings. This Agreement is the entire agreement between the parties hereto, and all prior oral and written representations are merged into this Agreement. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.
(q)Year. All references to “year” in this Agreement refer to the calendar year, unless otherwise stated.
(r)Clawback Policy. This Award and any Shares or other amounts received under this Award are subject to the Company’s Compensation Recovery Policy and any other
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Exhibit 10.3
recovery, recoupment, clawback or similar policy or arrangement adopted or maintained by, or otherwise applicable to, the Company and its affiliates from time to time.

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Exhibit 10.3
IN WITNESS WHEREOF, BORGWARNER INC. and the Employee have executed this Agreement to be effective as of the date first written above.

BORGWARNER INC.

By: ________________________________

Title: Chief Executive Officer

I acknowledge receipt of a copy of the Plan (either as an attachment hereto or that has been previously received by me) and that I have carefully read this Agreement, the Addendum and the Plan. I agree to be bound by all of the provisions set forth in this Agreement, the Addendum and the Plan.

Date        Employee

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Exhibit A

BorgWarner Inc.
2023 Stock Incentive Plan
Performance Stock Units Award Agreement

The following companies represent the Peer Group for purposes of the Total Stockholder Return measure for the 2025-2027 performance period:

Allison Transmission Holdings, Inc.	Fox Factory Holding Corp.	Modine Manufacturing Company
American Axle & Manufacturing Holdings, Inc.	Gentex Corporation	Standard Motor Products, Inc.
Aptiv PLC	Gentherm, Inc.	Stoneridge, Inc.
Autoliv, Inc.	Honeywell International, Inc.	Strattec Security Corporation
Commercial Vehicle Group, Inc.	Illinois Tool Works, Inc.	Superior Industries International, Inc.
Cooper-Standard Holdings, Inc.	LCI Industries	Visteon Corporation
Dana, Inc.	Lear Corporation
Dorman Products, Inc.	Magna International, Inc.

4887-3560-8925.2

Exhibit B
To Performance Stock Units Agreement

Definition of “Good Reason”

For purposes of Section 4 of the Agreement, the Employee will be treated as having terminated the Employee’s employment for “good reason” if, after a Change in Control, the Employee terminates employment after any of the following events occurs:

a)the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the date of the Change in Control or any higher position, authority, duties or responsibilities assigned to the Employee after the date of the Change in Control, or any other diminution in the Employee’s position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or

b)any failure by the Company to:
1.pay the Employee an annual base salary at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Employee by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Change in Control occurs; or
2.provide the Employee, for each fiscal year ending prior to the second anniversary of the effective date of the Change in Control, an annual bonus (the “Annual Bonus”) opportunity at least equal to the Employee’s average of the bonuses paid or payable under the Company’s Management Incentive Bonus Plan, or any comparable annual bonus under any predecessor or successor plan, in respect of the last three full fiscal years prior to the date of the Change in Control (or, if the Employee was first employed by the Company after the beginning of the earliest of such three fiscal years, the average of the bonuses paid or payable under such plan(s) in respect of the fiscal years ending before the date of the Change in Control during which the Employee was employed by the Company, with such bonus being annualized with respect to any such fiscal year if the Employee was not employed by the Company for the whole of such fiscal year), in either case, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or

c)the Company’s requiring the Employee, without the Employee’s consent, to:
1.be based at any office or location that is more than 35 miles from the location where the Employee was employed immediately preceding the date of the Change in Control; or
2.travel on Company business to a substantially greater extent than required immediately prior to the date of the Change in Control.

For purposes of this Exhibit, any good faith determination of “good reason” made by the Employee shall be conclusive.

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